Exhibit 99.1

Atlanticus Reports Third Quarter 2023 Financial Results

November 8, 2023 | Source:Atlanticus Holdings Corp

Third Quarter 2023 Receivables growth of 18.1% over prior year, with over 3.4 million accounts served (1), allowing for continued strong results

ATLANTA, November 7, 2023 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (Atlanticus, the Company, we, our or us), a financial technology company which enables its bank, retail and healthcare partners to offer more inclusive financial services to millions of everyday Americans, today announced its financial results for the third quarter ended September 30, 2023. An accompanying earnings presentation is available in the Investors section of the Company’s website at www.atlanticus.com or by clicking [here].

Financial and Operating Highlights

Third Quarter 2023 Highlights (all comparisons to the Third Quarter 2022)

●	Managed receivables[2] increased 12.9% to $2.3 billion
●	Total operating revenue increased 6.1% to $294.9 million.
●	Return on average shareholders’ equity of 20.4%[3]
●	Purchase volume of $706.5 million.
●	Over 380,000 new accounts served during the quarter, over 3.4 million total accounts serviced[1]
●	Net income attributable to common shareholders of $18.9 million, or $1.03 per diluted common share

1 )In our calculation of total accounts serviced, we include all accounts with account activity and accounts that have open lines of credit at the end of the referenced period.

2) Managed receivables is a non-GAAP financial measure and excludes the results of our Auto Finance receivables. See Non-GAAP Financial Measures for important additional information

3 )Return on average shareholders’ equity is calculated using Net Income attributable to common shareholders as the numerator and the average of Total shareholders’ equity as of September 30, 2023 and June 30, 2023 as the denominator, annualized.

Management Commentary

Jeff Howard, President and Chief Executive Officer at Atlanticus stated, “Our third quarter results once again deliver strong profitability, attractive return on capital, and reasonable growth as we navigate an evolving macro-economic landscape. We have maintained our conservative approach to underwriting that began in mid-2022 and we continue to monitor the consumers we serve as they adjust to a higher cost of living and benefit from higher wage growth. Despite this conservative approach, we are seeing growth across each of our product offerings. While some of our retail credit partners have experienced volume reductions, our year-over-year retail credit purchase activity grew by double digits in the quarter. This growth is attributable to our diverse array of industry segments served and continued product enhancements that allow us to bring greater value to our partners by serving more of their customers. Our general purpose managed receivables also grew year-over-year, despite our tightened underwriting and the run-off of higher delinquency receivables purchased prior to the rapid increase in inflation. Our more conservative underwriting has also led to a meaningful reduction in portfolio delinquency compared to the same period last year.

“While our current rate of growth is predicated on our confidence in achieving attractive returns on our shareholders’ capital in this environment, we remain excited about long term growth potential that exists across our various product lines. Throughout our history, we have seen the greatest opportunities coming out of periods of economic uncertainty. As prime originators tighten, our second-look offering provides even greater value to our retail partners. As capital becomes more restrictive, many newer entrants to the general purpose card space have reduced their offerings. Across our retail credit, general purpose credit card, healthcare payments and auto lines of business, we make up a small percentage of the total addressable market. With these industry dynamics, our ample liquidity, and well-structured balance sheet, we are positioned for long term sustained growth.”

Financial Results	For the Three Months Ended September 30,
($ in thousands, except per share data)	2023	2022	% Change
Total operating revenue	$294,913	$277,874	6.1%
Other non-operating revenue	(6)	80	nm
Total revenue	294,907	277,954	6.1%
Interest expense	(28,274)	(21,514)	31.4%
Provision for losses on loans, interest and fees receivable recorded at amortized cost	(538)	(381)	nm
Changes in fair value of loans, interest and fees receivable recorded at fair value	(177,854)	(163,624)	8.7%
Net margin	$88,241	$92,435	-4.5%
Total operating expenses	$56,483	$53,119	6.3%
Net income	$24,973	$32,370	-22.9%
Net income attributable to controlling interests	$25,240	$32,571	-22.5%
Preferred dividends and discount accretion	$(6,341)	$(6,296)	nm
Net income attributable to common shareholders	$18,899	$26,275	-28.1%
Net income attributable to common shareholders per common share—basic	$1.30	$1.81	-28.2%
Net income attributable to common shareholders per common share—diluted	$1.03	$1.41	-27.0%

*nm = not meaningful

Managed Receivables

Managed receivables increased 12.9% to $2.3 billion with over $265.1 million in net receivables growth from September 30, 2022, largely driven by growth in the private label credit and general purpose credit card products offered by our bank partners. Total accounts served increased 4.6% to 3.4 million. While some of our merchant partners continue to face year-over-year growth challenges, others are still benefiting from continued consumer spending and a growing economy. Our general purpose credit card portfolio continues to grow in terms of total customers served and therefore we continue to experience growth in total managed receivables. We expect the pace of growth, near-term, to slow however, when compared to earlier periods due to tightened underwriting standards adopted during the second quarter 2022 (and continued in subsequent quarters).

Total Operating Revenue

Total operating revenue consists of: 1) interest income, finance charges and late fees on consumer loans, 2) other fees on credit products including annual and merchant fees and 3) ancillary, interchange and servicing income on loan portfolios.

During the quarter ended September 30, 2023, total operating revenue increased 6.1% to $294.9 million when compared to the quarter ended September 30, 2022. Fee billings on our fair value receivables increased from $229.7 million for the quarter ended September 30, 2022 to $248.0 million for the quarter ended September 30, 2023.

We continue to experience period-over-period growth in all segments of our business including private label credit and general purpose credit card receivables and to a lesser extent in our Auto Finance receivables. We expect net period-over-period growth in our total interest income and related fees for these operations for the fourth quarter of 2023, albeit at a decreased growth rate to that experienced in 2022. Growth in future periods is dependent on the addition of new retail partners and the expansion of existing relationships to expand the reach of private label credit operations and the level of marketing investment for the general purpose credit card operations.

Interest Expense

Interest expense was $28.3 million for the quarter ended September 30, 2023, compared to $21.5 million for the quarter ended September 30, 2022. The elevated expenses were primarily driven by the planned increases in outstanding debt in proportion to growth in our receivables coupled with increases in the cost of capital.

Outstanding notes payable, net of unamortized debt issuance costs and discounts, associated with our private label credit and general purpose credit card platform increased from $1,473.1 million as of September 30, 2022 to $1,719.7 million as of September 30, 2023. Recent increases in the federal funds rate have started to increase our interest expense as we have raised additional capital (or replaced existing facilities) over the last two years. We anticipate additional debt financing over the next few quarters as we continue to grow, coupled with increased effective interest rates resulting from federal funds rate increases. As such, we expect our quarterly interest expense for these operations to increase compared to prior periods. However, we do not expect our interest expense to increase significantly in the short term (absent raising additional capital) because over 85% of interest rates on our outstanding debt are fixed.

Changes in Fair Value of Loans, Interest and Fees Receivable Recorded at Fair Value

Changes in fair value of loans, interest and fees receivable recorded at fair value increased to $177.9 million for the quarter ended September 30, 2023, compared to $163.6 million for the quarter ended September 30, 2022. This increase was largely driven by growth in underlying receivables.

We include asset performance degradation in our forecasts to reflect the possibility of delinquency rates increasing in the near term (and the corresponding increase in charge-offs and decrease in payments) above the level that historical and current trends would suggest. As receivables associated with both 1) assets acquired prior to our tightened underwriting standards (mentioned above) and 2) those assets negatively impacted by inflation, gradually become a smaller percentage of the portfolio, we expect to see overall improvements in the measured fair value of our portfolios of acquired receivables.

Total Operating Expenses

Total operating expenses increased 6.3% in the quarter when compared to the same period in 2022.

For the quarter, operating expenses increased, driven by increases in variable servicing costs associated with growth in our receivables as well as growth in both the number of employees and inflationary compensation pressure. Marketing costs, corresponding to growth in our serviced accounts also contributed to increases for the quarter.

We expect continued increases in many of these costs for the remainder of 2023 as we continue to grow the number of consumers served and hire additional talent to meet our anticipated levels of marketing, origination, and receivables.

Net Income Attributable to Common Shareholders

Net income attributable to common shareholders decreased 28.1% to $18.9 million, or $1.03 per diluted share for the quarter ended September 30, 2023.

Share Repurchases

We repurchased and retired 285,906 shares of our common stock at an aggregate cost of $9.4 million, in the quarter ended September 30, 2023.

We will continue to evaluate the best use of our capital to increase shareholder value over time.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus™ technology enables bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 20 million customers and over $38 billion in consumer loans over more than 25 years of operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare point-of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our Auto Finance subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its business, long-term growth plans, operations, financial performance, revenue, amount and pace of growth of managed receivables, total interest income and related fees and charges, debt financing, liquidity, interest expense, operating expense, fair value of receivables, provision for losses on loans, delinquencies on receivables and economic developments. You generally can identify these statements by the use of words such as outlook, potential, continue, may, seek, approximately, predict, believe, expect, plan, intend, estimate or anticipate and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as will, should, would, likely and could. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in the Company's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to COVID-19 and its impact on the Company, bank partners, merchant partners, consumers, loan demand, the capital markets, labor availability, supply chains and the economy in general; the Company's ability to retain existing, and attract new, merchant partners and funding sources; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Contact:
Investor Relations
(770) 828-2000
investors@atlanticus.com

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2023	2022

Assets
Unrestricted cash and cash equivalents (including $162.7 million and $202.2 million associated with variable interest entities at September 30, 2023 and December 31, 2022, respectively)	$355,707	$384,984
Restricted cash and cash equivalents (including $25.6 million and $27.6 million associated with variable interest entities at September 30, 2023 and December 31, 2022, respectively)	44,315	48,208
Loans, interest and fees receivable:
Loans, interest and fees receivable, at fair value (including $2,031.3 million and $1,735.9 million associated with variable interest entities at September 30, 2023 and December 31, 2022, respectively)	2,049,993	1,817,976
Loans, interest and fees receivable, gross	118,007	105,267
Allowances for uncollectible loans, interest and fees receivable	(1,831)	(1,643)
Deferred revenue	(18,288)	(16,190)
Net loans, interest and fees receivable	2,147,881	1,905,410
Property at cost, net of depreciation	12,014	10,013
Operating lease right-of-use assets	11,344	11,782
Prepaid expenses and other assets	25,640	27,417
Total assets	$2,596,901	$2,387,814
Liabilities
Accounts payable and accrued expenses	$48,170	$44,332
Operating lease liabilities	20,363	20,112
Notes payable, net (including $1,719.7 million and $1,586.0 million associated with variable interest entities at September 30, 2023 and December 31, 2022, respectively)	1,788,098	1,653,306
Senior notes, net	144,352	144,385
Income tax liability	81,176	60,689
Total liabilities	2,082,159	1,922,824

Commitments and contingencies

Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 400,000 shares issued and outstanding at September 30, 2023 (liquidation preference - $40.0 million); 400,000 shares issued and outstanding at December 31, 2022 (1)	40,000	40,000
Class B preferred units issued to noncontrolling interests	100,175	99,950

Shareholders' Equity
Series B preferred stock, no par value, 3,256,561 shares issued and outstanding at September 30, 2023 (liquidation preference - $81.4 million); 3,204,640 shares issued and outstanding at December 31, 2022 (1)	—	—
Common stock, no par value, 150,000,000 shares authorized: 14,651,321 and 14,453,415 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Paid-in capital	95,838	121,996
Retained earnings	280,956	204,415
Total shareholders’ equity	376,794	326,411
Noncontrolling interests	(2,227)	(1,371)
Total equity	374,567	325,040
Total liabilities, preferred stock and equity	$2,596,901	$2,387,814

(1) Both the Series A preferred stock and the Series B preferred stock have no par value and are part of the same aggregate 10,000,000 shares authorized

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Consumer loans, including past due fees	$224,682	$218,016	$654,425	$574,369
Fees and related income on earning assets	59,853	48,518	167,084	169,055
Other revenue	10,378	11,340	25,137	34,016
Total operating revenue, net	294,913	277,874	846,646	777,440
Other non-operating revenue	(6)	80	140	380
Total revenue	294,907	277,954	846,786	777,820

Interest expense	(28,274)	(21,514)	(76,723)	(57,849)
Provision for losses on loans, interest and fees receivable recorded at amortized cost	(538)	(381)	(1,551)	(710)
Changes in fair value of loans, interest and fees receivable recorded at fair value	(177,854)	(163,624)	(505,505)	(414,863)
Net margin	88,241	92,435	263,007	304,398

Operating expenses:
Salaries and benefits	11,360	10,363	32,593	31,888
Card and loan servicing	25,864	24,775	74,013	71,447
Marketing and solicitation	12,599	11,053	37,491	51,857
Depreciation	647	488	1,908	1,630
Other	6,013	6,440	19,149	28,086
Total operating expenses	56,483	53,119	165,154	184,908
Income before income taxes	31,758	39,316	97,853	119,490
Income tax expense	(6,785)	(6,946)	(22,172)	(8,568)
Net income	24,973	32,370	75,681	110,922
Net loss attributable to noncontrolling interests	267	201	860	684
Net income attributable to controlling interests	25,240	32,571	76,541	111,606
Preferred dividends and discount accretion	(6,341)	(6,296)	(18,857)	(18,759)
Net income attributable to common shareholders	$18,899	$26,275	$57,684	$92,847
Net income attributable to common shareholders per common share—basic	$1.30	$1.81	$3.99	$6.32
Net income attributable to common shareholders per common share—diluted	$1.03	$1.41	$3.14	$4.85

Atlanticus Holdings Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Equity and Temporary Equity (Unaudited)

For the Three and Nine Months Ended September 30, 2023

(Dollars in thousands)

	Series B Preferred Stock	Common Stock					Temporary Equity
	Shares Issued	Amount	Shares Issued	Amount	Paid-In Capital	Retained Earnings	Noncontrolling Interests	Total Equity	Class B Preferred Units	Series A Preferred Stock
Balance at December 31, 2022	3,204,640	$—	14,453,415	$—	$121,996	$204,415	$(1,371)	$325,040	$99,950	$40,000
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(75)	—	—	(75)	75	—
Discount associated with repurchase of preferred stock	—	—	—	—	16	—	—	16	—	—
Preferred dividends	—	—	—	—	(6,168)	—	—	(6,168)	—	—
Stock option exercises and proceeds related thereto	—	—	1,258	—	19	—	—	19	—	—
Compensatory stock issuances, net of forfeitures	—	—	146,227	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	51,327	—	—	—	1,069	—	—	1,069	—	—
Contributions by owners of noncontrolling interests	—	—	—	—	—	—	4	4	—	—
Stock-based compensation costs	—	—	—	—	931	—	—	931	—	—
Redemption and retirement of preferred shares	(1,806)	—	—	—	(45)	—	—	(45)	—	—
Redemption and retirement of common shares	—	—	(72,354)	—	(1,947)	—	—	(1,947)	—	—
Net income (loss)	—	—	—	—	—	26,212	(318)	25,894	—	—
Balance at March 31, 2023	3,254,161	$—	14,528,546	$—	$115,796	$230,627	$(1,685)	$344,738	$100,025	$40,000
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(75)	—	—	(75)	75	—
Preferred dividends	—	—	—	—	(6,214)	—	—	(6,214)	—	—
Stock option exercises and proceeds related thereto	—	—	5,160	—	40	—	—	40	—	—
Compensatory stock issuances, net of forfeitures	—	—	(220)	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	2,100	—	—	—	43	—	—	43	—	—
Stock-based compensation costs	—	—	—	—	1,031	—	—	1,031	—	—
Redemption and retirement of common shares	—	—	(105,447)	—	(2,988)	—	—	(2,988)	—	—
Net income (loss)	—	—	—	—	—	25,089	(275)	24,814	—	—
Balance at June 30, 2023	3,256,261	$—	14,428,039	$—	$107,633	$255,716	$(1,960)	$361,389	$100,100	$40,000
Accretion of discount associated with issuance of subsidiary equity	—	—	—	—	(75)	—	—	(75)	75	—
Preferred dividends	—	—	—	—	(6,266)	—	—	(6,266)	—	—
Stock option exercises and proceeds related thereto	—	—	510,028	—	3,031	—	—	3,031	—	—
Compensatory stock issuances, net of forfeitures	—	—	(840)	—	—	—	—	—	—	—
Issuance of series B preferred stock, net	300	—	—	—	6	—	—	6	—	—
Stock-based compensation costs	—	—	—	—	908	—	—	908	—	—
Redemption and retirement of common shares	—	—	(285,906)	—	(9,399)	—	—	(9,399)	—	—
Net income (loss)	—	—	—	—	—	25,240	(267)	24,973	—	—
Balance at September 30, 2023	3,256,561	$—	14,651,321	$—	$95,838	$280,956	$(2,227)	$374,567	$100,175	$40,000

Additional Information

Additional trends and data with respect to our private label credit and general purpose credit card receivables can be found in our latest Form 10-Q filing with the Securities and Exchange Commission under Management's Discussion and Analysis of Financial Condition and Results of Operations.

Calculation of Non-GAAP Financial Measures

This press release presents information about managed receivables, which is a non-GAAP financial measure provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to financial measures presented in accordance with GAAP, we present managed receivables, total managed yield, combined principal net charge-offs, and fair value to face value ratio, all of which are non-GAAP financial measures. These non-GAAP financial measures aid in the evaluation of the performance of our credit portfolios, including our risk management, servicing and collection activities and our valuation of purchased receivables. The credit performance of our managed receivables provides information concerning the quality of loan originations and the related credit risks inherent with the portfolios. Management relies heavily upon financial data and results prepared on the managed basis in order to manage our business, make planning decisions, evaluate our performance and allocate resources.

These non-GAAP financial measures are presented for supplemental informational purposes only. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, GAAP financial measures. These non-GAAP financial measures may differ from the non-GAAP financial measures used by other companies. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures or the calculation of the non-GAAP financial measures are provided below for each of the fiscal periods indicated.

These non-GAAP financial measures include only the performance of those receivables underlying consolidated subsidiaries (for receivables carried at amortized cost basis and fair value) and exclude the performance of receivables held by our former equity method investee. As the receivables underlying our former equity method investee reflect a small and diminishing portion of our overall receivables base, we do not believe their inclusion or exclusion in the overall results is material. Additionally, we calculate average managed receivables based on the quarter-end balances.

The comparison of non-GAAP managed receivables to our GAAP financial statements requires an understanding that managed receivables reflect the face value of loans, interest and fees receivable without any consideration for potential loan losses or other adjustments to reflect fair value.

A reconciliation of Loans, interest and fees receivable, at fair value to Loans, interest and fees receivable, at face value is as follows:

	At or for the Three Months Ended
	2023			2022				2021
(in Millions)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)
Loans, interest and fees receivable, at fair value	$2,050.0	$1,916.1	$1,795.6	$1,818.0	$1,728.1	$1,616.9	$1,405.8	$1,026.4
Fair value mark against receivable (2)	$265.2	$257.9	$260.1	$302.1	$322.3	$293.0	$272.9	$208.9
Loans, interest and fees receivable, at face value	$2,315.2	$2,174.0	$2,055.7	$2,120.1	$2,050.4	$1,909.9	$1,678.7	$1,235.3
Fair value to face value ratio (3)	88.5%	88.1%	87.3%	85.8%	84.3%	84.7%	83.7%	83.1%

(1)

We elected the fair value option to account for certain loans receivable associated with our private label credit and general purpose credit card platform that were acquired on or after January 1, 2020, and, as discussed in more detail in the Form 10-Q for the quarter ended September 30, 2023, on January 1, 2022, we elected the fair value option under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

(2)	The fair value mark against receivables reflects the difference between the face value of a receivable and the net present value of the expected cash flows associated with that receivable.
(3)	The Fair value to face value ratio is calculated using Loans, interest and fees receivable, at fair value as the numerator, and Loans, interest and fees receivable, at face value, as the denominator.

The calculation of managed receivables is as follows:

	At or for the Three Months Ended
	2023			2022				2021
(in Millions)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31
Loans, interest and fees receivable, gross	$—	$—	$—	$—	$—	$—	$—	$375.7
Loans, interest and fees receivable, gross from fair value reconciliation above	2,315.2	2,174.0	2,055.7	2,120.1	2,050.4	1,909.9	1,678.7	1,235.3
Total managed receivables	$2,315.2	$2,174.0	$2,055.7	$2,120.1	$2,050.4	$1,909.9	$1,678.7	$1,611.0

(1)

On January 1, 2022, we elected the fair value option under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

A reconciliation of our operating revenues, net of finance and fee charge-offs, to comparable amounts used in our calculation of Total managed yield is as follows:

	At or for the Three Months Ended
	2023			2022				2021
(in Millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Consumer loans, including past due fees	$214.6	$210.3	$200.5	$202.9	$208.9	$182.8	$156.5	$144.1
Fees and related income on earning assets	59.8	62.9	44.3	48.0	48.5	65.8	54.7	53.8
Other revenue	10.2	7.6	6.7	8.5	11.1	12.2	10.0	9.7
Adjustments due to acceleration of merchant fee discount amortization under fair value accounting	(6.8)	(10.6)	(0.5)	3.4	(7.9)	(12.1)	1.8	(3.4)
Adjustments due to acceleration of annual fees recognition under fair value accounting	(3.1)	(9.8)	7.3	7.9	10.0	(6.6)	(1.3)	(4.4)
Removal of finance charge-offs	(47.1)	(54.2)	(61.7)	(58.3)	(45.3)	(41.2)	(32.5)	(28.1)
Total managed yield	$227.6	$206.2	$196.6	$212.4	$225.3	$200.9	$189.2	$171.7

The calculation of Combined principal net charge-offs is as follows:

	At or for the Three Months Ended
	2023			2022				2021
(in Millions)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31 (1)	Sep. 30 (1)	Jun. 30 (1)	Mar. 31 (1)	Dec. 31
Net losses on impairment of loans, interest and fees receivable recorded at fair value	$173.5	$180.0	$191.9	$182.3	$134.4	$126.5	$101.3	$46.7
Gross charge-offs on non-fair value accounts	—	—	—	—	—	—	—	38.7
Finance charge-offs (2)	(47.1)	(54.2)	(61.7)	(58.3)	(45.3)	(41.2)	(32.5)	(28.1)
Recoveries on non-fair value accounts	—	—	—	—	—	—	—	(4.1)
Combined principal net charge-offs	$126.4	$125.8	$130.2	$124.0	$89.1	$85.3	$68.8	$53.2

(1)

On January 1, 2022, we implemented the fair value method under ASU 2016-13 for those private label credit and general purpose credit card receivables that were previously accounted for under the amortized cost method.

(2)

Finance charge-offs are included as a component of our Provision for losses on loans, interest and fees receivable recorded at amortized cost and Changes in fair value of loans, interest and fees receivable recorded at fair value in the consolidated statements of income.